Exhibit 99.1

Cantel Medical Names George L. Fotiades President and CEO
Former President and COO of Cardinal Health Succeeds Jorgen B. Hansen

LITTLE FALLS, N.J., March 5, 2019 - Cantel Medical Corp. (NYSE:CMD) today announced that George L. Fotiades has been named the Company’s President and Chief Executive Officer, effective immediately. Mr. Fotiades also will continue to serve on Cantel’s Board of Directors. He succeeds Jorgen B. Hansen, who has resigned from the Company and its Board of Directors.

Mr. Fotiades has over 35 years of experience with companies in the healthcare and consumer products industries, both as an operator and an investor. He has been a member of Cantel’s Board of Directors since 2008 and most recently served as Operating Partner at Five Arrows Capital Partners. Mr. Fotiades was previously President and COO of Cardinal Health, where he led the successful acquisition and integration of several businesses, creating Cardinal’s Pharmaceutical Technologies & Services segment. After the segment’s sale to The Blackstone Group in 2007, Mr. Fotiades became Chairman of the new company, which became Catalent, Inc.

Charles M. Diker, Chairman of the Cantel Board, said, “On behalf of the Board, I am very pleased to appoint George as Cantel’s new President and CEO. His experience leading companies through significant growth, creating organizational capabilities on a global scale, and integrating acquired businesses make him the ideal candidate to lead Cantel at this juncture. George has been a key contributor to the Board for over a decade and will make a seamless transition to this role. The Board and I look forward to working with George in his new capacity to support the next phase of Cantel’s development.”

“Cantel has an excellent market position and many opportunities ahead for both organic growth and continued acquisition activity,” said Mr. Fotiades. “I look forward to working with the Board and the Executive Leadership Team in my new role to improve our operating model and performance, drive organic growth, attract and cultivate top leadership talent, and identify attractive acquisition candidates and expansion opportunities.”

Mr. Diker continued, “We thank Jorgen for his many contributions to Cantel. During Jorgen’s tenure, Cantel made significant progress expanding internationally and completed a number of key strategic acquisitions that have bolstered our market position and driven growth. Jorgen is a talented executive of the highest integrity and we wish him all the best in the next phase of his career.”

Mr. Hansen said, “It has been a privilege to lead the team at Cantel. During my tenure, we executed on our ambitious strategy, strengthening Cantel’s business and global reach. By doing so, we have taken the Company’s mission of saving lives through infection prevention to the next level. I am proud of what we have accomplished together.”

Biography of George L. Fotiades
George L. Fotiades, 65, has served on the Board of Cantel and a non-executive member of the Office of the Chairman since April 2008. He most recently served as an Operating Partner at Five Arrows Capital Partners (FACP), the private equity arm of Rothschild Merchant Banking, and previously was a Partner at

Diamond Castle Holdings, focusing on healthcare investments. Mr. Fotiades was Chairman of Catalent Pharma Solutions from 2007 to 2010, after the company was purchased by The Blackstone Group from Cardinal Health, and served as interim CEO. Prior to that, Mr. Fotiades served as President and Chief Operating Officer of Cardinal Health, Inc., and before that he created and led Cardinal Health’s Pharmaceutical Technologies & Services segment. Earlier in his career, he served in a number of executive roles, including president of Warner-Lambert's consumer healthcare business and senior positions at Bristol-Myers Squibb, Wyeth and Procter & Gamble.

Mr. Fotiades is a director of Prologis, Inc., a leading owner, operator and developer of industrial real estate, and non-executive Chairman of the Board of AptarGroup Inc., a leader in the global dispensing systems industry. He received a Bachelor of Arts from Amherst College and a Master of Management from The Kellogg School of Management at Northwestern University.

About Cantel
Cantel is a leading global company dedicated to delivering innovative infection prevention products and services for patients, caregivers, and other healthcare providers which improve outcomes, enhance safety and help save lives. Our products include specialized medical device reprocessing systems for endoscopy and renal dialysis, advanced water purification equipment, sterilants, disinfectants and cleaners, sterility assurance monitoring products for hospitals and dental clinics, disposable infection control products primarily for dental and GI endoscopy markets, dialysate concentrates, hollow fiber membrane filtration and separation products. Additionally, we provide technical service for our products.

For further information, visit the Cantel website at www.cantelmedical.com.

Media Contacts:

Contacts: Milicent Brooks	Richard E. Moyer
Corporate Communications	Cameron Associates, Inc.
Cantel Medical Corp.	richard@cameronassoc.com
Phone: (973) 890-7220	Phone: (212) 554-5466